News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2016 RESULTS

Philadelphia, PA - April 20, 2016. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2016.

First Quarter Highlights

•Earnings per share $0.57 versus $0.32 in 2015
•Adjusted earnings per share $0.69 versus $0.53 in 2015
•Constant currency adjusted earnings per share up 40% over prior year
•Constant currency segment income up 20%
•Global beverage can volumes grew 7%
•Beverage can growth projects on schedule

Net sales in the first quarter were $1,893 million compared to $1,997 million in the first quarter of 2015, and included $85 million of unfavorable currency translation impact in 2016 compared to 2015.

Segment income (a non-GAAP measure) increased to $221 million in the first quarter compared to $192 million in the first quarter of 2015, and included $10 million of unfavorable currency translation impact.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “We are very pleased with the Company’s performance during the first quarter and are on track for an excellent 2016.  Adjusted earnings per share rose 30% and segment income increased 15% over the prior year, led by strong results in Americas Beverage, European Beverage and European Food.

“Global beverage can unit volume growth of 7% was driven by notable gains in Mexico, Southeast Asia, Southern Europe and the United States, as consumers in both emerging and developed markets continue to prefer cans over other beverage packaging formats.  We are on schedule with our capacity expansion plans to meet this increase in demand.  We are building our third Cambodian beverage can plant in Phnom Penh and adding can end capability to our Sihanoukville beverage can plant, with commercial production for both projects slated to begin during the second quarter of this year.  Our new beverage can plant in Monterrey, Mexico as well as the second production line at our Osmaniye, Turkey facility will begin production during this year’s fourth quarter. In early 2017, we expect to start up our Nichols, New York beverage can plant, which will be focused primarily on bolstering our specialty can presence in North America.”

Interest expense was $64 million in the first quarter of 2016 compared to $65 million in 2015 primarily due to lower outstanding debt.

Net income attributable to Crown Holdings in the first quarter was $79 million compared to $44 million in the first quarter of 2015. Reported diluted earnings per share were $0.57 in the first quarter of 2016 compared to $0.32 in 2015. Adjusted diluted earnings per share increased to $0.69 over the $0.53 in 2015 and included $0.05 per share of unfavorable currency translation impact.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented excluding the impact of currency translation, regarding revenue, segment income, adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share does not conform to GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, the effective tax rate, diluted earnings per share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations. Segment income, free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information unadjusted for currency translation can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 21, 2016 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0227 or toll-free (888) 606-8412 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 28. The telephone numbers for the replay are (203) 369-3804 or toll free (800) 455-0163.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance trends in 2016; the Company’s ability to successfully complete and begin production at beverage can capacity projects within expected timelines and budgets in New York, Cambodia, Mexico and Turkey; future beverage can growth in Mexico, Southeast Asia, Southern Europe and the United States; and a continuation of the shift by customers and consumers to beverage cans from other forms of packaging that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2015 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended
	March 31,
	2016	2015
Net sales	$1,893	$1,997

Cost of products sold	1,521	1,660
Depreciation and amortization	60	51
Selling and administrative expense	91	98
Restructuring and other	2	20
Income from operations (1)	219	168

Foreign exchange	(6)	6
Interest expense	64	65
Interest income	(3)	(2)
Loss from early extinguishment of debt	27	—
Income before income taxes	137	99
Provision for income taxes	38	37
Net income	99	62

Net income attributable to noncontrolling interests	(20)	(18)
Net income attributable to Crown Holdings	$79	$44
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.57	$0.32
Diluted	$0.57	$0.32

Weighted average common shares outstanding:
Basic	138,105,319	137,697,898
Diluted	138,992,630	138,953,440
Actual common shares outstanding	139,430,490	139,194,766

(1)	A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended March 31,
	2016	2015
Income from operations	$219	$168
Add back:
Restructuring and other	2	20
Fair value adjustment to inventory (1)	—	6
Impact of hedge ineffectiveness (1)	—	(2)
Segment Income	$221	$192
(1) Included in cost of products sold

Segment Information

	Three Months Ended March 31,
Net Sales	2016	2016 at	2015
	Actual	2015 rates (2)	Actual
Americas Beverage	$643	$686	$617
North America Food	146	151	160
European Beverage	315	327	324
European Food	398	409	431
Asia Pacific	277	288	310
Total reportable segments	1,779	1,861	1,842
Non-reportable segments	114	117	155
Total net sales	$1,893	$1,978	$1,997

Segment Income

Americas Beverage	$104	110	$85
North America Food	12	12	24
European Beverage	46	48	38
European Food	49	50	42
Asia Pacific	35	36	35
Total reportable segments	246	256	224
Non-reportable segments	13	13	17
Corporate and other unallocated items	(38)	(38)	(49)
Total segment income	$221	231	$192

(2)
Information presented for 2016 at 2015 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended
	March 31,
	2016	2015

Net income attributable to Crown Holdings, as reported	$79	$44
Fair value adjustment to inventory (1)	—	6
Impact of hedge ineffectiveness (2)	—	(2)
Restructuring and other (3)	2	20
Loss from early extinguishment of debt (4)	27	—
Income taxes (5)	(12)	5
Adjusted net income	$96	$73

Diluted earnings per share as reported	$0.57	$0.32
Adjusted diluted earnings per share	$0.69	$0.53

Effective tax rate as reported	27.7%	37.4%
Adjusted effective tax rate	30.1%	26.0%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)	In the first quarter of 2015, the Company recorded a charge of $6 million in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Empaque.

(2)
In the first quarter of 2015, the Company recorded a benefit of $2 million in cost of products sold related to hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices.

(3)
In the first quarter of 2016, the Company recorded restructuring and other charges of $4 million primarily for pension settlement charges. In the first quarter of 2015, the Company recorded restructuring and other charges of $15 million primarily for costs related to its acquisition of Empaque.

In the first quarter of 2016, the Company recorded gains of $2 million for asset sales and impairments. In the first quarter of 2015, the Company recorded charges of $5 million for asset sales and impairments primarily related to the sale of four industrial specialty packaging plants in Europe.

(4)
In the first quarter of 2016, the Company recorded a charge of $27 million for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $700 million notes due 2021.

(5)
In the first quarter of 2016, the Company recorded income tax benefits of $12 million related to the items described above. In the first quarter of 2015, the Company recorded income tax benefits of $2 million related to the items described above, and a charge of $7 million to record a potential liability arising from an unfavorable tax court ruling in Spain.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2016	2015 (1)
Assets
Current assets
Cash and cash equivalents	$257	$280
Receivables, net	980	1,039
Inventories	1,413	1,446
Prepaid expenses and other current assets	254	307
Total current assets	2,904	3,072

Goodwill	3,627	3,746
Property, plant and equipment, net	2,727	2,619
Other non-current assets	682	638
Total	$9,940	$10,075

Liabilities and equity
Current liabilities
Short-term debt	$67	$72
Current maturities of long-term debt	239	171
Accounts payable and accrued liabilities	2,412	2,369
Total current liabilities	2,718	2,612

Long-term debt, excluding current maturities	5,293	5,678
Other non-current liabilities	1,376	1,537

Noncontrolling interests	304	275
Crown Holdings shareholders' equity/(deficit)	249	(27)
Total equity	553	248
Total	$9,940	$10,075

(1) Certain prior year amounts have been reclassified in accordance with new accounting guidance regarding the presentation of debt issuance costs.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2016	2015

Cash flows from operating activities
Net income	$99	$62
Depreciation and amortization	60	51
Restructuring and other	2	20
Pension expense	7	11
Pension contributions	(25)	(17)
Stock-based compensation	6	11
Working capital changes and other	(557)	(425)
Net cash used for operating activities (1)	(408)	(287)

Cash flows from investing activities
Purchase of business		(1,206)
Capital expenditures	(51)	(52)
Proceeds from sale of business	4	21
Other	(1)	(9)
Net cash used for investing activities	(48)	(1,246)

Cash flows from financing activities
Net change in debt	(23)	943
Dividends paid to noncontrolling interests	(8)	(9)
Other, net	27	(48)
Net cash provided by/(used for) financing activities	(4)	886

Effect of exchange rate changes on cash and cash equivalents	—	(38)

Net change in cash and cash equivalents	(460)	(685)
Cash and cash equivalents at January 1	717	965

Cash and cash equivalents at March 31	$257	$280

(1) Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31, 2016 and 2015 follows:

Three months ended March 31,	2016	2015
Net cash used for operating activities	$(408)	$(287)
Premiums paid to retire debt early	22	—
Adjusted net cash used for operating activities	(386)	(287)
Capital expenditures	(51)	(52)
Free cash flow	$(437)	$(339)